Exhibit 4.06

SCHEDULE OF OMITTED AUTHORIZATIONS FOR PERSONAL MOBILE SERVICES

As these agreements are identical in every case except for their reference number, the sector of Region II and the frequency band covered by them and their fees, we have, for ease of reference, filed only the relevant standard authorization for personal mobile services approved by ANATEL and provided this schedule to indicate the authorizations that we have omitted from filing as exhibits to this annual report on Form 20-F.

1.	Statement of Authorization for Personal Mobile Services between ANATEL and Brasil Telecom Celular S.A., No. 027/2002, dated December 18, 2002.

2.	Statement of Authorization for Personal Mobile Services between ANATEL and Brasil Telecom Celular S.A., No. 028/2002, dated December 18, 2002.